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                                                               EXHIBIT 10.29


                              EMPLOYMENT AGREEMENT


         EMPLOYMENT AGREEMENT, dated as of May 15, 1996, by and between PRECISION RESPONSE CORPORATION, a corporation organized and existing under the laws of the State of Florida (hereinafter referred to as "Employer"), and RICHARD N. FERRY, JR. (hereinafter referred to as "Employee").

                              W I T N E S S E T H:

         WHEREAS, Employer is a Florida corporation engaged in the teleservicing, database management and marketing and fulfillment business;

         WHEREAS, Employer desires to employ Employee upon the terms and conditions set forth below and Employee desires to accept employment upon such terms and conditions; and

         WHEREAS, Employer and Employee desire to set forth in writing the terms and conditions of their agreements and understandings with respect to Employee's employment by Employer.

         NOW, THEREFORE, the parties agree as follows:

         1.      EMPLOYMENT

                 Employer hereby employs Employee, and Employee hereby accepts employment by Employer, upon the terms and conditions set forth in this Employment Agreement.

         2.      TERM

                 Subject to the provisions for earlier termination set forth in
Section 9 hereof, this Employment Agreement shall commence on July 1, 1996 and shall continue until 5:00, p.m., June 30, 1999 (the "Employment Term").

         3.      EMPLOYEE'S REPRESENTATIONS AND WARRANTIES

                 Employee represents and warrants to Employer that Employee is free to accept employment with Employer as contemplated herein and has no other written or oral obligations or commitments of any kind or nature which would in any way interfere with Employee's acceptance of employment pursuant to the terms hereof or the full performance of Employee's obligations hereunder or the exercise of Employee's best efforts in Employee's employment hereunder or which would otherwise pose any conflict of interest.





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         4.      DUTIES AND EXTENT OF SERVICES

                 A. Duties. Employee's duties and responsibilities hereunder shall be those reasonably assigned to Employee from time to time by Employer, consistent with the following: Employee shall, unless and until otherwise determined by Employer, serve as Employer's Senior Vice President-Business Development, and shall, subject to the direction of Employer's Chief Executive Officer and President, have overall responsibility to supervise and conduct Employer's day-to-day business development, sales and marketing operations, including client service and client relations matters. Employee shall report directly to Employer's President, or as otherwise directed from time to time by Employer's Chief Executive Officer or President. Employee agrees to devote Employee's full and exclusive time, skill, attention and energy diligently and competently to perform the duties and responsibilities properly assigned to Employee hereunder, or pursuant hereto.

                 B. Rules and Regulations. Employee agrees to abide by the rules and regulations of Employer promulgated by Employer from time to time with respect and applicable to Employer's similarly-situated employees generally, which are all hereby incorporated by reference and made a part of this Employment Agreement.

         5.      COMPENSATION

                 A.       Base Compensation.  Subject to the provisions of
Section 9 of this Employment Agreement, Employer shall pay salary to Employee ("Salary") based upon the rate of $175,000 per annum for the first year of the Employment Term, $200,000 per annum for the second year of the Employment Term, and $225,000 per annum for the third year of the Employment Term. Employer may decide, in its sole discretion, to increase (but not to decrease) the Salary at any time during the Employment Term. Salary shall be payable in accordance with Employer's normal payroll practices for its employees and shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual practices and as required by law.

                 B. Bonus Compensation. Employee shall receive an annual bonus the amount of which shall be determined by Employer in its discretion (the "Bonus Amount"). The Bonus Amount payable on or before each March 31 shall be based upon Employee's performance during the entire calendar year immediately preceding such March 31. Each annual Bonus Amount shall be paid on or before March 31 of each year of the Employment Term. Each Bonus Amount shall be subject to payroll deductions and tax withholdings in accordance with Employer's usual payroll practices and as required by law.






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         6.      FRINGE BENEFITS AND EXPENSES

                 A. Employee Benefits. Employee shall be entitled to such benefits and fringe benefits (such as individual and family health, dental, life and disability insurance) as are made available by Employer from time to time, in Employer's sole discretion, to all other similarly-situated employees generally.

                 B. Expenses. Employer shall reimburse Employee for Employee's reasonable out-of-pocket costs and expenses incurred in connection with the performance of Employee's duties and responsibilities hereunder, subject to Employee's presentation of appropriate documentation and, if requested, justification therefor, and provided that the types and amounts of expenses incurred are consistent with, in Employer's judgment, Employer's policies and practices.

                 C. Auto. Employer shall provide to Employee an automobile allowance of $850.00 per month during the Employment Term in order to defray Employee's automobile expenses incurred in the performance of Employee's duties, but shall not be obligated to provide Employee with an automobile.

                 D. Fair Market Value Stock Options. Employer agrees that Employer shall grant to Employee 36,000 stock options (the "FMV Stock Options") each to acquire one (1) share of Employer's common stock (36,000 FMV Stock Options in total), pursuant to the Precision Response Corporation 1996 Incentive Stock Plan (the "Plan"). The FMV Stock Options shall be granted if, and only if, and as and when, Employer's registration statement pursuant to which it intends to make an initial public offering of its common stock (the "IPO") becomes effective and such effective date is on or before August 31, 1996, and only if the number of shares of Employer's common stock outstanding immediately prior to the IPO is at least 12,000,000. The purchase price per share at which all of the FMV Stock Options may be exercised shall be the price per share at which such common stock is offered pursuant to the IPO. The FMV Stock Options shall be exercisable, once vested, and subject to earlier termination, over the seven-year period commencing on the date the FMV Stock Options are granted. The right to exercise the FMV Stock Options shall vest as follows: (i) 12,000 of the FMV Stock Options shall vest and become exercisable on January 5, 1997; (ii) an additional 12,000 of the FMV Stock Options shall vest and become exercisable on January 5, 1998; and (iii) the remaining 12,000 of the FMV Stock Options shall vest and become exercisable on January 5, 1999. All unvested FMV Stock Options shall expire automatically on the date Employee voluntarily or involuntarily (other than by reason of death or disability) leaves the employ of Employer and all then vested FMV Stock Options shall be exercisable by Employee within the 30-day period following termination of employment. In the event employment is terminated due to






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Employee's death or Employee becoming Disabled, or, if a change in control of
Employer (as defined in the FMV Stock Option Agreement, as defined below) occurs, Employee or Employee's legal representative shall have the right to exercise all then vested and unvested FMV Stock Options (which shall, in any of such events, all then automatically vest) during such period following death or disability or change in control and on such terms as are set forth in the FMV Stock Option Agreement. All other terms and conditions of the FMV Stock Options shall be as set forth in the Plan and the FMV Stock Option Agreement and shall conform to Employer's policies and guidelines with respect to such types of stock options granted pursuant to the Plan to employees of similar status. The grant of the FMV Stock Options shall be subject to the approval of Employer's compensation committee of the Board of Directors or, if no such committee exists and is not required to exist, the approval of Employer's Board of Directors, and shall be evidenced by an agreement in form and content acceptable to Employer (the "FMV Stock Option Agreement").

                 E. Other Stock Options. Employer agrees that Employer shall grant to Employee an additional 21,000 stock options pursuant to the Plan (the "Non-FMV Stock Options") each to acquire one (1) share of Employer's common stock (21,000 Non-FMV Stock Options in total). The Non-FMV Stock Options shall be granted if, and only if, and as and when, Employer's registration statement pursuant to which it intends to make the IPO becomes effective and such effective date is on or before August 31, 1996, and only if the number of shares of Employer's common stock outstanding immediately prior to the IPO is at least 12,000,000. The purchase price per share at which all of the Non-FMV Stock Options may be exercised shall be $.01 per share. The Non-FMV Stock Options shall be exercisable, once vested, and subject to earlier termination, over the seven-year period commencing on the date the Non-FMV Stock Options are granted. The right to exercise the Non-FMV Stock Options shall vest as follows: (i) 7,000 of the Non-FMV Stock Options shall vest and become exercisable on January 5, 1997; (ii) an additional 7,000 of the Non-FMV Stock Options shall vest and become exercisable on January 5, 1998; and (iii) the remaining 7,000 of the Non-FMV Stock Options shall vest and become exercisable on January 5, 1999. All unvested Non-FMV Stock Options shall expire automatically on the date Employee voluntarily or involuntarily (other than by reason of death or disability) leaves the employ of Employer and all then vested Non-FMV Stock Options shall be exercisable by Employee within the 30-day period following termination of employment. In the event employment is terminated due to Employee's death or Employee becoming Disabled, or, if a change in control of Employer (as defined in the Non-FMV Stock Option Agreement, as defined below) occurs, Employee or Employee's legal representative shall have the right to exercise all then vested and unvested Non-FMV Stock Options (which shall, in any of such events, all then automatically vest) during such period






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following death or disability or change in control and on such terms as are set forth in the Non-FMV Stock Option Agreement. All other terms and conditions of the Non-FMV Stock Options shall be as set forth in the Plan and the Non- FMV Stock Option Agreement and shall conform to Employer's policies and guidelines with respect to such types of stock options granted to employees of similar status. The grant of the Non-FMV Stock Options shall be subject to the approval of Employer's compensation committee of the Board of Directors or, if no such committee exists and is not required to exist, the approval of Employer's Board of Directors, and shall be evidenced by an agreement in form and content acceptable to Employer (the "Non-FMV Stock Option Agreement").

         7.      VACATIONS

                 Employee shall be entitled to five (5) weeks vacation each full year of the Employment Term, with full compensation (provided, however, that Employee shall not be entitled to be compensated for any unused vacation days upon termination of employment). The periods during which Employee will be absent from work for vacation shall be at the reasonable discretion of Employer.

         8.      FACILITIES

                 Employer shall provide and maintain (or cause to be provided and maintained) such facilities, equipment, supplies and personnel as it reasonably deems necessary for Employee's performance of Employee's duties and responsibilities under this Employment Agreement.

         9.      TERMINATION OF EMPLOYMENT

                 A. Termination Events. Employee's employment under this Employment Agreement may be terminated by Employer only as follows: with or without Cause (as hereinafter defined), effective upon the delivery of written notice to Employee; upon Employee's death; or upon Employee becoming Disabled (as later defined) and receiving written notice of termination from Employer to that effect. Employee may terminate Employee's employment under this Employment Agreement without being in breach hereunder by giving written notification of Employee's resignation to Employer which shall specify a resignation date no earlier than ninety (90) days following the date of delivery of such notice of resignation.

                 B. Definitions of Cause and Disabled. For purposes of this Employment Agreement, "Cause" shall mean and include: (i) commission of a felony, or commission of acts of fraud, dishonesty, or the like; (ii) habitual drunkenness during business hours or at Employer's premises; (iii) illicit use of drugs during business hours or at Employer's premises; (iv) abandonment of employment






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duties; (v) negligence in the performance of employment duties; (vi) an act or omission on the part of Employee not directed by Employer which results in or contributes to Employer being sanctioned or penalized by any governmental or quasi-governmental authority or body, or any stock exchange or body regulating or governing publicly-traded companies (including the NASD); (vii) insubordination; or (viii) breach by Employee of this Employment Agreement which, if curable, is not cured by Employee within ten (10) days following Employee's receipt of written notice thereof. Employee shall be deemed "Disabled" for purposes of this Agreement (a) if, in the reasonable judgment of Employer, Employee is unable, due to physical, mental or emotional illness or injury, to perform substantially all of Employee's duties and responsibilities for Employer for a continuous period of ninety (90) days, or (b) if Employee is adjudicated as an incompetent or has a guardian appointed to handle Employee's affairs.

                 C. Effect of Termination For Cause or Employee's Resignation. In the event that Employee's employment under this Employment Agreement is terminated by Employer with Cause, or because Employee resigns from or quits Employee's employment, Employer shall pay to Employee, within thirty (30) days following the date of such termination or resignation, subject to Employer's right to set off any damages resulting from Employee's termination with Cause or resignation effected without giving the required notice, the Salary, if any, accrued and unpaid through the date of termination, and shall pay and provide to Employee the amounts and items payable and to be provided under Section 6 through the date of such termination; and Employee shall not be entitled to any other compensation, remuneration or other sums provided for in this Employment Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity, including, without limitation, any accrued or unpaid Bonus Amount.

                 D. Compensation Upon Death or Disability. Upon the death of Employee, or termination of employment because Employee is Disabled, Employer shall pay to Employee, Employee's legal guardian or the legal representative of Employee's estate (or heir as designated by the legal representative of Employee's estate at such time), within thirty (30) days following the date of Employee's death or termination, the Salary, if any, accrued and unpaid through the date of termination; and Employee (or such legal guardian, legal representative or any heirs) shall not be entitled to any other compensation, remuneration or other sums provided for in this Employment Agreement or to which Employee might otherwise be entitled hereunder or at law or in equity.

                 E. Compensation Upon Termination Without Cause. In the event that Employer terminates Employee's employment under this Employment Agreement without Cause, Employee's sole and exclusive compensation and remedy hereunder shall be to receive from






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Employer, and Employer shall pay and provide, (i) the amount of Salary, if any, accrued and unpaid through the date of termination, and the amounts and items payable and to be provided under Section 6 through the date of termination, payable within thirty (30) days following termination of employment, and (ii) the Salary and the amounts and items payable and to be provided under Section 6 that Employee would have received during the period following termination through the expiration of the period ending on the 180th day following the date of termination of Employee's employment, as and when it would have been payable or provided if Employee had remained an employee of Employer for such additional 180-day period. Employee shall not be entitled to the foregoing severance to the extent that Employee receives or is entitled to receive compensation and/or benefits from new employment with respect to employment services rendered during such 180-day period.

                 F. Key-Man Insurance. In the event that Employer has obtained or obtains a key-man insurance policy (the "Policy") on the life of Employee, Employer shall be the sole owner thereof and all proceeds payable in respect thereof shall be the property solely of Employer. In the event that Employee's employment terminates for any reason other than Employee's death, Employee may request that the Policy be assigned to Employee by giving written notice to Employer to that effect. Subject to obtaining any requisite consent from the insurer, Employer shall, if Employee has so requested, assign the Policy to Employee subject to Employee's reimbursement to Employer of any premiums paid by Employer which relate to any period following the date of termination of Employee's employment, and the cash value, if any, of the Policy. In the event that Employer desires to obtain any such Policy, Employee shall fully cooperate in Employer's efforts, including submitting to medical exams and tests and executing and delivering applications and information statements.

         10.     NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

                 A. Confidential Information. Employee acknowledges that Employee has been informed by Employer of Employer's policy to maintain as secret and confidential all information and materials relating to (i) the financial condition, operations, business and interests of Employer, (ii) the systems, know-how, records, products, services, cost information, inventions, computer software programs, marketing and sales techniques and/or programs, methods, methodologies, manuals, lists and other trade secrets from time to time acquired, sold, developed, maintained and/or used by Employer, and (iii) the nature and terms of Employer's relationships with its clients, suppliers, lenders, underwriters, vendors, consultants, independent contractors, attorneys, accountants and employees (all such information and materials being hereinafter collectively referred to as "Confidential Information"). Employee further acknowledges that such Confidential Information is of great value






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to Employer and has been developed by Employer as a result of substantial effort and expense. Therefore, Employee understands that it is reasonably necessary to protect Employer's good will, trade secrets and business interests that Employee agree and, accordingly, Employee does hereby agree, that Employee will not directly or indirectly (except where authorized by the Board of Directors, Chairman of the Board, Chief Executive Officer or President of Employer for the benefit of Employer and/or as required in the course of employment) at any time hereafter divulge or disclose for any purpose to any persons, firms, corporations or other entities (hereinafter referred to collectively as "Third Parties"), or use or cause or authorize any Third Parties to use, any such Confidential Information, except as otherwise required by law.

                 B. Employer's Materials. In accordance with the foregoing, Employee furthermore agrees that (i) Employee will at no time retain or remove from the premises of Employer any products, prototypes, drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials or documents of any kind or description for any purpose unconnected with the strict performance of Employee's duties with Employer and (ii) upon the cessation or termination of Employee's employment with Employer for any reason, Employee shall forthwith deliver or cause to be delivered up to Employer any and all drawings, notebooks, software programs or discs, tapes or similar containers of software, manuals, data, books, records, materials and other documents and materials in Employee's possession or under Employee's control relating to any Confidential Information or any other material or thing which is the property of Employer.

         11.     COVENANT-NOT-TO-COMPETE

                 In view of (a) the Confidential Information known to and to be obtained by or disclosed to Employee, and (b) the consideration paid and payable to Employee under this Employment Agreement, and as a material inducement to Employer to enter into this Employment Agreement, the FMV Stock Option Agreement and the Non-FMV Stock Option Agreement, Employee covenants and agrees that, for as long as Employee is employed by Employer and for a period of two (2) years after the later of (i) the date Employee ceases for any reason to be employed by Employer and (ii) the date Employee ceases to receive any Salary (as severance pay or otherwise) from Employer, Employee shall not, directly or indirectly, (A) sell any products or services sold or offered by Employer to any person or entity who is or was a client of Employer at any time during Employee's employment with Employer and for or to whom Employer is performing services or selling products or for or to whom Employer has performed services or sold products at any time during the one-year period ending on Employee's termination of employment, (B) solicit the services of, or hire, directly or indirectly, whether






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on Employee's own behalf or on behalf of others, any managerial or executive employee or account manager or programmer of Employer or who was employed by Employer at any time during the period commencing one year prior to the commencement of the Employment Term and ending on the date of termination of Employee's employment, or (C) in any capacity engage in any venture, enterprise, activity or business, passively or actively, as an owner, consultant, adviser, participant, employee or agent, competitive with the business of Employer anywhere within the continental United States. Employee acknowledges that the business of Employer is national in scope, that one can effectively compete with such business from anywhere in the continental United States, and that, therefore, such geographical area of restriction is reasonable in the circumstances to protect Employer's trade secrets and other legitimate business interests.

         12.     EMPLOYER'S REMEDIES FOR BREACH OF SECTIONS 10 AND 11

                 Employee covenants and agrees that if Employee shall violate or breach any of Employee's covenants or agreements provided for in Section 10 or 11 hereof, Employer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations and benefits which Employee directly or indirectly has realized and realizes as a result of, growing out of or in connection with any such violation or breach. In addition, in the event of a breach or violation or threatened or imminent breach or violation of any provisions of Section 10 or 11 hereof, Employer shall be entitled to a temporary and permanent injunction or any other appropriate decree of specific performance or equitable relief (without being required to post bond or other security) from a court of competent jurisdiction in order to prevent, prohibit or restrain any such breach or violation or threatened or imminent breach or violation by Employee, by Employee's partners, agents, representatives, servants, employers or employees and/or by any Third Parties. Employer shall be entitled to such injunctive or other equitable relief in addition to any ascertainable damages which are suffered, together with reasonable attorneys' and paralegals' fees and costs and other costs incurred in connection with any such litigation, both before and at trial and at all tribunal levels. It is understood that resort by Employer to such injunctive or other equitable relief shall not be deemed to waive or to limit in any respect any other rights or remedies which Employer may have with respect to such breach or violation.

         13.     REASONABLENESS OF RESTRICTIONS

                 A. Reasonableness. Employee acknowledges that any breach or violation of Section 10 or 11 hereof will cause irreparable injury and damage and incalculable harm to Employer and that it would be very difficult or impossible to measure all of the






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damages resulting from any such breach or violation.  Employee further acknowledges that Employee has carefully read and considered the provisions of Sections 10, 11 and 12 hereof and, having done so, agrees that the restrictions and remedies set forth in such Sections (including, but not limited to, the time period, geographical and types of restrictions imposed) are fair and reasonable and are reasonably required for the protection of the business, trade secrets, interests and good will of Employer.

                 B. Severability. Employee understands and intends that each provision and restriction agreed to by Employee in Sections 10, 11 and 12 hereof shall be construed as separate and divisible from every other provision and restriction. In the event that any one of the provisions of, or restrictions in, Sections 10, 11 and/or 12 hereof shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction (which a court, in lieu of striking a provision entirely, is urged by the parties to do), the remaining provisions thereof and restrictions therein shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable provisions or restrictions had not been included. In the event that any such provision relating to time period, geographical and/or type of restriction shall be declared by a court of competent jurisdiction to exceed the maximum or permissible time period, geographical or type of restriction such court deems reasonable and enforceable, said time period, geographical and/or type of restriction shall be deemed to become and shall thereafter be the maximum time period or geographical area and/or type of restriction which such court deems reasonable and enforceable.

                 C. Survivability. The restrictions, acknowledgements, covenants and agreements of Employee set forth in Sections 10, 11, 12 and 13 of this Employment Agreement shall survive any termination of this Employment Agreement or of Employee's employment (for any reason, including expiration of the Employment Term).

         14.     LAW APPLICABLE

                 This Employment Agreement shall be governed by and construed pursuant to the laws of the State of Florida.

         15.     NOTICES

                 Any notices required or permitted to be given pursuant to this Employment Agreement shall be sufficient if in writing, and delivered personally, by commercial courier service or sent by certified mail, return receipt requested, and sent to Employer's executive offices, to the attention of the President, if mailed to Employer, and to Employee's then current residence, if mailed to Employee.






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         16.     SUCCESSION

                 This Employment Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective legal representatives, heirs, assignees and/or successors in interest of any kind whatever; provided, however, that Employee acknowledges and agrees that Employee cannot assign or delegate any of Employee's rights, duties, responsibilities or obligations hereunder to any other person or entity. Employer shall have the right to assign its rights and delegate its duties under this Employment Agreement, provided that, in the event of any such assignment, Employer shall remain liable for all of its obligations hereunder.

         17.     ENTIRE AGREEMENT

                 This Employment Agreement constitutes the entire final agreement between the parties with respect to, and supersedes any and all prior and contemporaneous agreements between the parties hereto both oral and written concerning, the subject matter hereof and may not be amended, modified or terminated except by a writing signed by the parties hereto.

         18.     SEVERABILITY

                 If any provision of this Employment Agreement shall be held to be invalid or unenforceable, and is not reformed by a court of competent jurisdiction, such invalidity or unenforceability shall attach only to such provision and shall not in any way affect or render invalid or unenforceable any other provision of this Employment Agreement, and this Employment Agreement shall be carried out as if such invalid or unenforceable provision were not herein contained.

         19.     NO WAIVER

                 A waiver of any breach or violation of any term, provision or covenant herein contained shall not be deemed a continuing waiver or a waiver of any future or past breach or violation. No oral waiver shall be binding.

         20.     ATTORNEYS' FEES

                 In the event that either of the parties to this Employment Agreement institutes suit against the other party to this Employment Agreement to enforce or declare any of their respective rights hereunder, the prevailing party in such action shall be entitled to recover from the other party all reasonable costs thereof, including reasonable attorneys' and paralegals' fees and costs incurred before and at trial and at all tribunal levels, and whether or not suit or any other proceeding is instituted.






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         21.     COUNTERPARTS

                 This Employment Agreement may be executed in counterparts, each of which shall be an original, but both of which together shall constitute one and the same instrument.

         22.     INDEPENDENT COUNSEL

                 EMPLOYER STRONGLY RECOMMENDS TO EMPLOYEE THAT EMPLOYEE RETAIN INDEPENDENT LEGAL COUNSEL TO ADVISE EMPLOYEE WITH RESPECT TO THIS EMPLOYMENT AGREEMENT BEFORE EMPLOYEE SIGNS IT.

         IN WITNESS WHEREOF, the undersigned have hereunto set their hands on the day and year first above written.

                                        EMPLOYER:

                                        PRECISION RESPONSE CORPORATION, a
                                        Florida corporation


                                        By: /s/ Mark J. Gordon
                                            --------------------------------
                                            Mark J. Gordon, Chief Executive
                                            Officer


                                        EMPLOYEE:


                                        /s/ Richard N. Ferry, Jr.
                                        ------------------------------------
                                        RICHARD N. FERRY, JR.






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